EXECUTION VERSION

CHINA MOBILE MEDIA TECHNOLOGY INC.
AMENDMENT TO
WARRANT AGREEMENT

This Amendment to Warrant Agreement (this “Amendment”) is made and entered into as of January 24, 2008, by and between China Mobile Media Technology Inc. (the “Company”), a Nevada corporation, and The Hongkong and Shanghai Banking Corporation Limited , as warrant agent (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent entered into that certain Warrant Agreement dated as of December 28, 2007 (the “Warrant Agreement”), pursuant to which, among other things, (i) the Company issued warrants (each a “Warrant” and collectively, the “Warrants”) to initially purchase up to an aggregate of 12,000,000 shares of the Company’s Common Stock, par value $.001 (the “Common Stock”, with the Common Stock issuable upon exercise of the Warrants being referred to herein as the “Warrant Shares”), in connection with the offering by Magical Insight Investments Limited, a British Virgin Islands corporation and wholly-owned subsidiary of the Company, of up to an aggregate of RMB170,000,000 principal amount of Guaranteed Senior Notes due 2014 dated as of January 11, 2008; and (ii) the Warrant Agent was engaged by the Company to act on behalf of the Company in connection with the issuance of Warrant Certificates (as defined in the Warrant Agreement) and other matters as provided in the Warrant Agreement.

WHEREAS, the Company and the Warrant Agent now desire to amend certain provision of the Warrant Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises made in the Warrant Agreement and this Amendment, and in consideration of the representations, warranties, and covenants contained in the Warrant Agreement and this Amendment, the undersigned hereby agree as follows:

ARTICLE I
AMENDMENT TO RECITALS

The first recital to the Warrant Agreement shall be deleted in its entirety and is hereby amended and restated in its entirety to read as follows:

WHEREAS, the Company proposes to issue warrants (each a “Warrant” and collectively, the “Warrants”) to initially purchase up to an aggregate of 12,000,000 shares of the Company’s Common Stock, par value $.001 (the “Common Stock”, with the Common Stock issuable upon exercise of the Warrants being referred to herein as the “Warrant Shares”), in connection with the offering by Magical Insight Investments Limited (“Magical”), a British Virgin Islands corporation and wholly-owned subsidiary of the Company, of up to an aggregate of RMB170,000,000 principal amount of Guaranteed Senior Notes due 2014 (each, a “Note”, and collectively, the “Notes”) pursuant to that certain Indenture, dated as of January 11, 2008 (the “Indenture”), between Magical, each of the Guarantors specified therein and The Hongkong and Shanghai Banking Corporation Limited, as trustee.

ARTICLE II
AMENDMENT TO EXERCISE PRICE

2.01. The definition of “Exercise Price” in Section 1. Certain Definitions of the Warrant Agreement shall be deleted in its entirety and replaced by the following new definition of “Exercise Price”:

“Exercise Price” means the applicable amount set forth in the form of Warrant Certificate attached hereto as Exhibit A, as adjusted as herein provided, and which is initially equal to $2.00 per share on the date hereof. The Exercise Price shall be subject to a contingent downward price adjustment on the six month anniversary of the date hereof and upon the expiration of each subsequent six month period (each, a “Reset Date”), such that if the volume weighted average closing price per share of Common Stock for the 20-trading day period immediately prior to the applicable Reset Date is less than the then applicable Exercise Price (such lower volume weighted average closing price, the “Reset Exercise Price”), the Exercise Price shall automatically be changed to the Reset Exercise Price; provided, however, that notwithstanding the foregoing, in no event shall the Reset Exercise Price be less than $0.80 per share (as adjusted proportionally for stock dividends, stock splits, combinations, recapitalizations and the like).

2.02. The definition of “Equity Registration Rights Agreement” in Section 1. Certain Definitions of the Warrant Agreement shall be deleted in its entirety and replaced by the following new definition of “Equity Registration Rights Agreement”:

“Equity Registration Rights Agreement” means that certain Equity Registration Rights Agreement, dated as of January 11, 2008, by and among the Company, and the purchasers of the Warrants relating to the Warrant Shares.

ARTICLE III
MISCELLANEOUS

3.01. Definitions and Interpretation. Capitalized terms used and not defined in this Amendment shall have the meanings ascribed thereto in the Warrant Agreement, and all rules as to interpretation and usage set forth in the Warrant Agreement shall apply to this Amendment.

3.02. Effectiveness. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, the terms of the Warrant Agreement shall remain in full force and effect.

3.03. Entire Agreement. The Warrant Agreement, as amended by this Amendment and the documents referred to in the Warrant Agreement and this Amendment supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

3.04. Governing Law. This Amendment, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance of this Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment), shall be governed by and construed in accordance with the internal Laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said State.

3.05. Counterparts; Delivery by Facsimile. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Amendment, to the extent signed and delivered by means of a facsimile machine or through an e-mail communication utilizing Adobe Portable Document Format (PDF), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or an e-mail communication utilizing Adobe Portable Document Format (PDF) to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or an e-mail communication utilizing Adobe Portable Document Format (PDF) as a defense to the formation of a contract and each such party forever waives any such defenses.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

The Company:

China Mobile Media Technology Inc.

By:
Name: Ma Qing
Title: Director

Warrant Agent:

The Hongkong and Shanghai Banking Corporation Limited

By:
Name: Eva T W Tam
Title: Authorized Signatory